Exhibit 10.28

AMENDMENT NO. 5 TO SECOND AMENDED
AND RESTATED CREDIT AGREEMENT AND WAIVER
This AMENDMENT NO. 5 TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND WAIVER, dated as of June 11, 2020 (this “Amendment”), is entered into by and among Wells Fargo Bank, National Association, a national banking association, in its capacity as agent (in such capacity, together with its successors and assigns, “Administrative Agent”) pursuant to the Credit Agreement (as defined below) for the Lenders (as defined below), the parties to the Credit Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) party hereto, Stein Mart, Inc., a Florida corporation (“Stein Mart” or the “Lead Borrower”), and Stein Mart Buying Corp., a Florida corporation (“Buying Corp.”, and together with Stein Mart, each individually a “Borrower” and collectively, “Borrowers”), and the obligors party thereto as guarantors (each individually a “Guarantor” and collectively, “Guarantors”).
W I T N E S S E T H :
WHEREAS, Administrative Agent, Lenders, Borrowers and Guarantors have entered into financing arrangements pursuant to which Lenders (or Administrative Agent on behalf of Lenders) have made and may make loans and advances and provide other financial accommodations to Borrowers as set forth in the Second Amended and Restated Credit Agreement, dated as of February 3, 2015, by and among Administrative Agent, Lenders, Borrowers and Guarantors, as amended by Amendment No. 1 to Second Amended and Restated Credit Agreement, dated as of February 19, 2018, Amendment No. 2 to Second Amended and Restated Credit Agreement, dated as of March 14, 2018, Amendment No. 3 to Second Amended and Restated Credit Agreement, dated as of September 18, 2018 and Amendment No. 4 to Second Amended and Restated Credit Agreement, dated as of February 26, 2019 (as the same now exists and is amended and supplemented pursuant hereto and may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Credit Agreement”) and the other Loan Documents;
WHEREAS, Lead Borrower has requested that Administrative Agent and Lenders (a) waive certain Events of Default and (b) modify certain provisions of the Credit Agreement, and Administrative Agent and Lenders are willing to agree to such waivers and modifications on the terms and subject to the conditions set forth herein;
WHEREAS, by this Amendment, Administrative Agent, Lenders and Borrowers desire and intend to make certain waivers and amendments to the Credit Agreement;
NOW THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Definitions.
(a)Additional Definitions. The Credit Agreement and the other Loan Documents shall be deemed and are hereby amended to include, in addition and not in limitation, the following definitions:
(i) “Amendment No. 5” means Amendment No. 5 to Second Amended and Restated Credit Agreement and Waiver, dated as of June 11, 2020, by and among the Administrative Agent, Lenders,

Borrowers and Guarantors, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.
(ii) “Amendment No. 5 Accommodation Period” means the period from and including the Amendment No. 5 Effective Date through and including October 3, 2020.
(iii) “Amendment No. 5 Effective Date” means June 11, 2020.
(iv) “Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBO Rate for United States dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 1.00%, the Benchmark Replacement shall be deemed to be 1.00% for the purposes of this Agreement.
(v) “Benchmark Replacement Adjustment” means, with respect to any replacement of the LIBO Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by Administrative Agent and Lead Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the LIBO Rate with the applicable Unadjusted Benchmark Replacement for United States dollar-denominated syndicated credit facilities at such time.
(vi) “Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).
(vii) “Benchmark Replacement Date” means the earlier to occur of the following events with respect to the LIBO Rate:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the LIBO Rate permanently or indefinitely ceases to provide the LIBO Rate; or

(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
(viii) “Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the LIBO Rate:
(a)a public statement or publication of information by or on behalf of the administrator of the LIBO Rate announcing that such administrator has ceased or will cease to provide the LIBO Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate;
(b)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate, the Federal Reserve System of the United States (or any successor), an insolvency official with jurisdiction over the administrator for the LIBO Rate, a resolution authority with jurisdiction over the administrator for the LIBO Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBO Rate, which states that the administrator of the LIBO Rate has ceased or will cease to provide the LIBO Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBO Rate; or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of the LIBO Rate announcing that the LIBO Rate is no longer representative.
(ix) “Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by Administrative Agent or the Required Lenders, as applicable, by notice to Lead Borrower, Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
(x) “Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate and solely to the extent that the LIBO Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder in accordance with Section 3.09 and (y) ending at the time that a Benchmark Replacement has replaced the LIBO Rate for all purposes hereunder pursuant to Section 3.09.
(xi) “BHC Act Affiliate” of a Person means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such Person.
(xii) “Budget” shall mean the initial budget delivered to Administrative Agent in accordance with Section 9 of Amendment No. 5 (attached to Amendment No. 5 as Exhibit A) setting forth the Projected Information (as such term is defined in Section 9 of Amendment No. 5) for the periods covered thereby, or any subsequent budget, reasonably satisfactory in form and substance to Administrative Agent and Term Loan Agent, setting forth Projected Information for any subsequent period or periods.

(xiii) “Combined Loan Cap” means the sum of the Loan Cap plus the Outstanding Amount (as such term is defined in the Term Loan Agreement).
(xiv) “Covered Entity” means any of the following:
(i)a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
(xv) “Covered Party” has the meaning specified therefor in Section 10.29 of this Agreement.
(xvi) “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(xvii) “Early Opt-in Election” means the occurrence of:
(a) (i) a determination by Administrative Agent or (ii) a notification by the Required Lenders to Administrative Agent (with a copy to Lead Borrower) that the Required Lenders have determined that United States dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 3.09 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, and
(b) (i) the election by Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by Administrative Agent of written notice of such election to Lead Borrower and the Lenders or by the Required Lenders of written notice of such election to Administrative Agent.
(xviii) “Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
(xix) “Liquidity” means, as of any date of determination, the amount equal to (a) (A) Excess Availability plus (B) without duplication, amounts in the Blocked Accounts plus (C) amounts available to be borrowed by the Lead Borrower pursuant to those certain whole life insurance policies issued in connection with the Stein Mart, Inc. Executive Deferral Plan, and held by SunTrust Bank, Trustee under trust agreement dated September 1, 1999 (inclusive of any amounts available to be drawn under that certain Promissory Note dated March 23, 2020 made by Stein Mart to Stein Mart, Inc. Executive Deferral Plan), provided, that, as of any date of determination, Lead Borrower has provided to Administrative Agent and Term Loan Agent evidence, in form and substance reasonably satisfactory to Administrative Agent and Term Loan Agent that such amounts are available to be borrowed by the Lead Borrower, minus (b) the amount of minimum Excess Availability required under Section 7.15 of this Agreement.
(xx) “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. §5390(c)(8)(D).

(xxi) “QFC Credit Support” has the meaning specified therefor in Section 10.29 of this Agreement.
(xxii) “Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
(xxiii) “SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
(xxiv) “Specified Defaults” means, collectively, the following Events of Default:
(a) the Event of Default arising under Section 8.01(b)(i) of the Credit Agreement due to the violation of Section 6.01(a) of the Credit Agreement as a result of the Loan Parties (i) failing to deliver to Administrative Agent the audited financial statements of the Lead Borrower and its Subsidiaries within ninety (90) days after the end of the Fiscal Year ended February 1, 2020, and (ii) failing to provide a report and opinion of a Registered Public Accounting Firm with respect to such audited financial statements that are not subject to any “going concern” or like qualification or exception; provided, that, the Loan Parties shall deliver such audited financial statements by no later than the later of June 15, 2020 and the date such audited financial statements are required to be filed with the SEC;
(b) the Event of Default arising under Section 8.01(b)(ii) of the Credit Agreement due to the violation of Section 6.03(b) of the Credit Agreement as a result of the Loan Parties failing to promptly notify Administrative Agent of the Material Adverse Effect that could reasonably be expected to occur due to the impact of the COVID-19 pandemic on the operations, business, and financial condition of Loan Parties and their Subsidiaries taken as a whole;
(c) the Event of Default arising under Section 8.01(b)(ii) of the Credit Agreement due to the violation of Section 6.03(k) of the Credit Agreement as a result of the Loan Parties failing to promptly notify Administrative Agent of the Loan Parties’ failure to pay rent due on or about April 1, 2020, May 1, 2020 and June 1, 2020 in respect of certain leased locations of the Loan Parties;
(d) the Event of Default arising under Section 8.01(c) of the Credit Agreement due to the violation of Section 6.04 of the Credit Agreement as a result of the Loan Parties failing, prior to the Amendment No. 5 Effective Date, to pay utilities and contractual obligations (other than (i) rent and other amounts due under real property leases, (ii) obligations under Material Contracts, (iii) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets and (iv) for which the failure to make payment could reasonably be expected to result in a Material Adverse Effect); provided, that, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;

(e) the Event of Default arising under Section 8.01(c) of the Credit Agreement due to the violation of Section 6.18 of the Credit Agreement as a result of the Loan Parties failing to pay rent due on or about April 1, 2020, May 1, 2020 and June 1, 2020 in respect of certain leased locations of the Loan Parties; provided, that, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;
(f) the Events of Default arising under Section 8.01(d) of the Credit Agreement due to the representations in Sections 5.05(c), 5.07 (with respect to only Material Contracts) and 5.24 (with respect to being in breach or in default in any material respect under any Material Contract) being incorrect or misleading in any material respects when made or deemed made prior to the Amendment No. 5 Effective Date; and
(g) the Event of Default arising under Section 8.01(n) of the Credit Agreement as a result of the Loan Parties’ failing, prior to the Amendment No. 5 Effective Date, to make outstanding payments due prior to the Amendment No. 5 Effective Date in respect of certain vendor contracts which constitute Material Contracts.
(xxv) “Supported QFC” has the meaning specified therefor in Section 10.29 of this Agreement.
(xxvi) “Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
(xxvii) “Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
(xxviii) “U.S. Special Resolution Regimes” has the meaning specified therefor in Section 10.29 of this Agreement.
(b)Amendments to Definitions.
(i)The definition of “Accelerated Borrowing Base Weekly Delivery Event” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“ ‘Accelerated Borrowing Base Weekly Delivery Event’ means the occurrence of either of the following events at any time: (a) the occurrence and continuance of any Event of Default, or (b) Excess Availability is less than twenty percent (20%) of the Loan Cap for three (3) consecutive Business Days; provided, that, an Accelerated Borrowing Base Weekly Delivery Event shall be deemed to have occurred and be continuing at all times during the Amendment No. 5 Accommodation Period. For purposes of this Agreement, at all times after the Amendment No. 5 Accommodation Period, the occurrence of an Accelerated Borrowing Base Weekly Delivery Event shall be deemed continuing at the Administrative Agent’s option (i) so long as such Event of Default is continuing and has not been waived, and/or (ii) if the Accelerated Borrowing Base Weekly Delivery Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required in clause (b) of this definition, until the Excess Availability has exceeded twenty percent (20%) of the Loan Cap for thirty (30) consecutive calendar days, in which case an Accelerated Borrowing Base Weekly Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement.”

(ii)The definition of “Applicable Margin” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“ ‘Applicable Margin’ means, at any time, as to the interest rate for Base Rate Loans and the interest rate for LIBO Rate Loans the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding Fiscal Quarter is at or within the amounts indicated for such percentage:

Tier	Quarterly Average Excess Availability	Applicable LIBO Rate Margin for Tranche A Revolving Loans	Applicable Base Rate Margin for Tranche A Revolving Loans
1	Greater than 66 2/3% of the Aggregate Commitments	1.75%	.75%
2	Less than or equal to 66 2/3% of the Aggregate Commitments and greater than 33 1/3% of the Aggregate Commitments	2.00%	1.00%
3	Less than or equal to 33 1/3% of the Aggregate Commitments	2.25%	1.25%
provided, that, (a) the Applicable Margin shall be calculated and established once each Fiscal Quarter based on the Quarterly Average Excess Availability for the immediately preceding three month period and shall remain in effect until adjusted thereafter as of the first day of the next Fiscal Quarter, (b) notwithstanding the amount of the Quarterly Average Excess Availability, the Applicable Margin shall be the percentages set forth in Tier 3 of the schedule above for the applicable category of Loans at all times during the Amendment No. 5 Accommodation Period, (c) notwithstanding anything to the contrary set forth herein, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the direction of the Required Lenders shall, immediately increase the Applicable Margin to that set forth in Tier 3 (even if the Quarterly Average Excess Availability requirements for a different Tier have been met) and interest shall accrue at the Default Rate and (d) if the financial statements or any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.”
(iii)The definition of “Cash Dominion Event” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“ ‘Cash Dominion Event’ means either (i) the occurrence and continuance of any Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability of at least (A) ten percent (10%) of the Loan Cap at any time, or (B) twelve and one-half percent (12.5%) of the Loan Cap for three (3) consecutive Business Days; provided, that, a Cash Dominion Event shall be deemed to have occurred and be continuing at all times from and including the Amendment No. 5 Effective Date through and including the first anniversary of the Amendment No. 5 Effective Date. For purposes of this Agreement, from and after the first anniversary of the Amendment No. 5 Effective Date, the occurrence of a Cash Dominion Event shall be deemed continuing at the Administrative Agent’s option (A) so long as such Event of Default and is continuing and has not been waived, and/or (B) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded twelve and one-half percent (12.5%) of the Loan Cap for sixty (60) consecutive Business Days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing (even if an Event of Default is no longer continuing and/or Excess Availability exceeds the required amount for sixty (60) consecutive Business Days) at all times after a Cash Dominion Event has occurred and been discontinued on two (2) occasion(s) after the Amendment No. 5 Effective Date. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.”
(iv)The definition of “Early Termination Fee Letter” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“ ‘Early Termination Fee Letter’ means the letter agreement, dated on or about the Amendment No. 5 Effective Date, by and among Administrative Agent and Borrowers, providing for early termination fees.”
(v)The definition of “Excess Availability” set forth in the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“ ‘Excess Availability’ means, as of any date of determination thereof by the Administrative Agent, the result, if a positive number, of: (i) the Loan Cap, minus, (ii) the aggregate unpaid balance of Credit Extensions.”
(vi)The definition of “LIBO Rate” set forth in the Credit Agreement is hereby amended by deleting “(and, if any such rate is below zero, the LIBO Rate shall be deemed to be zero)” and replacing it with “(and, if any such rate is below 1.00%, the LIBO Rate shall be deemed to be 1.00%)”.

(c)Interpretation. For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.
2.Early Termination Fee. Section 2.06(a) of the Credit Agreement is hereby amended by deleting “if for any reason this Agreement is terminated on or prior to the second anniversary of the Amendment No. 3 Effective Date” and replacing it with “if for any reason this Agreement is terminated on or prior to September 18, 2023”.
3.LIBO Replacement.
(a)Section 3.03 of the Credit Agreement is hereby amended by deleting the reference to “If the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that” and replacing it with “Subject to the provisions set forth in Section 3.09 below, if the Required Lenders determine that for any reason in connection with any request for a LIBO Rate Loan or a conversion to or continuation thereof that”.
(b)Article III of the Credit Agreement is hereby amended to add a new Section 3.09 at the end thereof as follows:
“3.09. Effect of Benchmark Transition Event.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, Administrative Agent and Lead Borrower may amend this Agreement to replace the LIBO Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after Administrative Agent has posted such proposed amendment to all Lenders and Lead Borrower so long as Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the LIBO Rate with a Benchmark Replacement pursuant to this Section 3.09 will occur prior to the applicable Benchmark Transition Start Date. Notwithstanding anything to the contrary contained in this Agreement, any amendment contemplated by this Section 3.09 in connection with a Benchmark Transition Event or an Early Opt-in Election shall be effective as contemplated by this Section 3.09.
(b)Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(c)Notices; Standards for Decisions and Determinations. Administrative Agent will promptly notify Lead Borrower and the Lenders of (1) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (2) the implementation of any Benchmark Replacement, (3) the effectiveness of any Benchmark Replacement Conforming Changes and (4) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by Administrative Agent or Lenders pursuant to this Section 3.09 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.09.
(d)Benchmark Unavailability Period. Upon Lead Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, Lead Borrower may revoke any request for a Borrowing of a LIBO Rate Loan, conversion to or continuation of LIBO Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, Lead Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period, the component of Base Rate based upon the LIBO Rate will not be used in any determination of the Base Rate.”
4.Financial Statements. Notwithstanding anything to the contrary set forth in Section 6.01(c) of the Credit Agreement, the date by which the Loan Parties shall deliver to Administrative Agent the financial statements, reports, and other items required by Section 6.01(c) for the Fiscal Month ended May 2, 2020 shall be extended to the later of July 31, 2020 and the date such financial statements for the Fiscal Month ended May 2, 2020 are required to be filed by the SEC with the SEC, provided, that, in the event that the SEC, subsequent to the Fiscal Month ended May 2, 2020, extends the filing date for any financial statements for a Fiscal Month that coincides with the end of a Fiscal Quarter, the date by which such monthly financial statements, reports and other items required by Section 6.01(c) to be delivered to Administrative Agent shall be extended to such date by which the SEC requires filing of such monthly financial statements with the SEC so long as the Loan Parties have complied with all SEC requirements for such extension, provided further, that, the Loan Parties shall continue to timely deliver to the Administrative Agent copies of all internally prepared financial statements, reports, and other items presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Lead Borrower and its Subsidiaries for such Fiscal Months.
5.Inspection Rights; Additional Field Examinations and Appraisals. Sections 6.10 (b) and (c) of the Credit Agreement are each hereby deleted in its entirety and replaced with the following:
“(b) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Administrative Agent to conduct field examinations and other evaluations, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan and cash flows. If Excess Availability is not less than the amount equal to twenty-five percent (25%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake one (1) field examination during such Fiscal Year at the Loan Parties’ expense; provided, that, if Excess Availability is less than the amount equal to twenty-five percent (25%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to two (2) field examination during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional field examinations to be undertaken (A) as it in its discretion deems necessary or appropriate, at its own expense or, (B) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.
(c) Upon the request of the Administrative Agent after reasonable prior notice, permit the Administrative Agent or professionals (including appraisers) retained by the Administrative Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. If Excess Availability is not less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake two (2) appraisals during such Fiscal Year at the Loan Parties’ expense; provided, that, if Excess Availability is less than the amount equal to twenty percent (20%) of the Loan Cap for four (4) consecutive Business Days at any time during any Fiscal Year, then the Loan Parties acknowledge that the Administrative Agent may, in its discretion, undertake up to three (3) appraisals during such Fiscal Year at the Loan Parties’ expense. Notwithstanding the foregoing, the Administrative Agent may cause additional appraisals to be undertaken (i) as it in its discretion deems necessary or appropriate, at its own expense or, (ii) if required by Law or if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.”
6.Financial Covenants. Section 7.15 of the Credit Agreement is hereby deleted in its entirety and replaced with the following:
“7.15 Financial Covenants – Minimum Excess Availability.
(a) At any time during the Amendment No. 5 Accommodation Period, permit Borrowers to maintain Excess Availability of less than the greater of (i) five percent (5%) of the Combined Loan Cap and (ii) $10,000,000.
(b) At any time from and after the end of the Amendment No. 5 Accommodation Period, permit Borrowers to maintain Excess Availability of less than the greater of (i) ten percent (10%) of the Combined Loan Cap and (ii) $20,000,000.”
7.Acknowledgement Regarding Any Supported QFCs. Article X of the Credit Agreement is hereby amended to add a new Section 10.29 at the end thereof as follows:
“10.29 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States): In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.”
8.Certain Covenants. Notwithstanding anything to the contrary contained in the Credit Agreement:
(a)it shall not be deemed to be a violation of Section 6.04 of the Credit Agreement to the extent that the Loan Parties fail, after the Amendment No. 5 Effective Date until the end of the Amendment No. 5 Accommodation Period, to pay utilities and contractual obligations specifically related to and arising from the occupancy of its leased premises (other than (i) rent and other amounts due under real property leases, (ii) obligations under Material Contracts and (iii) tax liabilities, assessments and governmental charges or levies upon it or its properties or assets); so long as, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired;

(b)it shall not be deemed to be a violation of Section 6.18 of the Credit Agreement to the extent that the Loan Parties fail to pay rent due on or about each of July 1, 2020, August 1, 2020 and September 1, 2020 in respect of Leases of the Loan Parties so long as, as a result of such non-payment, (i) no notices of termination are issued in respect of such Leases (A) which are not rescinded or cured within the time period set forth in such notice, or if no such time period is specified, within thirty (30) days of receipt of such notice and (B) which notices are not reasonably anticipated to result in the termination or impairment of such Leases, (ii) no such Leases are terminated, and (iii) the right to use and occupancy by the Loan Parties arising pursuant to any such Lease is not terminated or impaired; and

(c)it shall not be deemed to be an Event of Default under Section 8.01(n) of the Credit Agreement to the extent that the Loan Parties fail, after the Amendment No. 5 Effective Date until the end of the Amendment No. 5 Accommodation Period, to make outstanding payments due after the Amendment No. 5 Effective Date until the end of the Amendment No. 5 Accommodation Period in respect of vendor contracts which constitute Material Contracts so long as, as a result of such non-payment, no such vendor contracts are terminated or impaired.

9.Budget.
(a)Borrowers have prepared and delivered to Administrative Agent and Lenders a thirteen (13) week Budget covering the information set forth in this Section 9, which has been reviewed by Borrowers and its management. The Budget sets forth: (i) projected weekly operating cash receipts for each week commencing with the week ending as of June 12, 2020 and (ii) projected weekly disbursements for each week commencing with the week ending as of June 12, 2020 (collectively, the "Projected Information").
(b)It shall constitute a material deviation from the Budget and an immediate additional Event of Default under the Credit Agreement if (i) on a rolling basis, commencing with the week ending June 12, 2020 and for each week thereafter, the actual aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget) are less than ninety (90%) percent of the projected aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget) and (ii) on a rolling basis, commencing with the week ending June 12, 2020 and for each week thereafter, the actual aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget)) exceeds one hundred ten (110%) percent of the projected aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous three weeks set forth on the initial or any subsequent Budget); provided, that, if, at any time during the period commencing on the Amendment No. 5 Effective Date through July 3, 2020 Borrowers shall fail to maintain Liquidity of not less than $12,500,000, then, commencing on the day immediately following the Borrowers’ failure to maintain Liquidity of not less than $12,500,000, it shall constitute a material deviation from the Budget and an immediate additional Event of Default under the Credit Agreement if either (A) on a rolling basis, the actual aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis with each of the previous weeks set forth on the Budget) are less than ninety (90%) percent of the projected aggregate weekly operating cash receipts as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget) or (B) on a rolling basis, the actual aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget) exceeds one hundred ten (110%) percent of the projected aggregate weekly disbursements as of the end of any such week set forth on the Budget (on a cumulative basis together with each of the previous weeks set forth on the initial Budget).
(c)At all times from and after the Amendment No. 5 Effective Date through the end of the Amendment No. 5 Accommodation Period, Borrowers shall maintain Liquidity of not less than $7,500,000. Failure to comply with this clause (c) shall constitute an immediate Event of Default under the Credit Agreement.
(d)Borrowers hereby covenant and agree to deliver, in form and substance satisfactory to Administrative Agent, an updated thirteen (13) week Budget to Administrative Agent on the Wednesday of each week which sets forth, among other things, the Projected Information for the week immediately following the last week reflected in the immediately prior Budget.
(e)The Budget shall have been prepared by Borrowers in good faith and based upon Borrowers’ best information as to the items contained therein. The Budget shall have been thoroughly reviewed by Borrowers and its management and sets forth a good faith estimate of the operating cash receipts and disbursements of Borrowers for the period covered thereby. Each Borrower acknowledges and agrees that Administrative Agent has relied upon the Budget in determining to enter into this Amendment No. 5.
(f)In addition to any other reports required to be delivered by Borrowers pursuant to the Credit Agreement, Borrowers shall provide Administrative Agent, in a form satisfactory to Administrative Agent, on a weekly basis commencing on June 17, 2020 and on the Wednesday of each succeeding week, a report, duly completed and executed by the chief financial officer or other appropriate financial officer of Borrowers acceptable to Administrative Agent, which specifies all material changes to or deviations from any of the Projected Information for the immediately preceding week and on a cumulative basis together with each of the previous three weeks (or other applicable period set forth in clause (b) above), respectively, set forth in any Budget previously delivered to Administrative Agent, compared to the actual results for such periods (including any deviations, plan to date, from Projected Information to actual results as of the day of the delivery of such report).
10.Consultant. Borrowers shall continue to retain, through the end of the Amendment No. 5 Accommodation Period, Clear Thinking Group LLC as a consultant (the “Consultant”) pursuant to the engagement letter, effective April 6, 2020, executed by Borrowers, Guarantors and Consultant for the purpose of assisting Borrowers and Guarantors in the management of their business and properties and in connection with maximizing the value of the Collateral (the “Consultant Engagement Letter”). Consultant and Borrowers shall not amend, modify or supplement the Consultant Engagement Letter without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed) and Borrowers and Guarantors agree not to terminate, or cause the termination of, the services of the Consultant prior to the end of the Amendment No. 5 Accommodation Period without the prior written consent of Administrative Agent (which consent shall not be unreasonably withheld, conditioned or delayed). Borrowers and Guarantors hereby irrevocably authorize and direct the Consultant to periodically update (and the Consultant shall periodically update) Administrative Agent with respect to budgets, projections, financial information and other information relating to the Collateral, or the financial condition or operations of Borrowers’ and Guarantors’ business. Borrowers and Guarantors shall at all times use commercially reasonable efforts to cooperate with Consultant and agree to provide the Consultant with access to its books and records, employees and personnel, management and premises of Borrowers and Guarantors as and when reasonably deemed necessary by the Consultant in connection with the services provided by Consultant under the Consultant Engagement Letter.
11.Waiver. Subject to the terms and conditions set forth herein, Administrative Agent and Lenders hereby waive the Specified Defaults. Administrative Agent and Lenders have not waived, are not by this Amendment waiving, and have no intention of waiving, any Event of Default which may have occurred on or prior to the date hereof, whether or not continuing on the date hereof, or which may occur after the date hereof (whether the same or similar to any of the Specified Defaults or otherwise), other than the Specified Defaults. The foregoing waivers shall not be construed as a bar to or a waiver of any other or further Event of Default on any future occasion, whether similar in kind or otherwise and shall not constitute a waiver, express or implied, of any of the rights and remedies of Administrative Agent or any Lender arising under the terms of the Credit Agreement or any other Loan Documents on any future occasion or otherwise.
12.Representations and Warranties. Borrowers each represent and warrant with and to the Administrative Agent and each Lender on the Amendment No. 5 Effective Date as follows:

(a)After giving effect to this Amendment, no Default or Event of Default exists or has occurred and is continuing as of the date of this Amendment;
(b)this Amendment has been duly authorized, executed and delivered by all necessary action on the part of Borrowers and the other Loan Parties and, if necessary, their respective equity holders and is in full force and effect as of the date hereof, as the case may be, and the agreements and obligations of Borrowers and the other Loan Parties contained herein and therein constitute legal, valid and binding obligations of Borrowers and the other Loan Parties, enforceable against Borrowers and the other Loan Parties in accordance with their terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought;
(c)the execution, delivery and performance of this Amendment (i) are within each Borrower’s and Guarantor’s corporate or limited liability company powers and (ii) are not in contravention of law or the terms of any Borrower’s or Guarantor’s certificate or articles of incorporation or formation, operating agreement, by laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower or other Loan Party is a party or by which any Borrower or other Loan Party or its property are bound; and
(d)after giving effect to this Amendment (including the waivers set forth herein), all of the representations and warranties set forth in the Credit Agreement and the other Loan Documents, each as amended hereby, are true and correct in all material respects on and as of the date hereof, as if made on the date hereof, except to the extent any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.
13.Conditions Precedent. This Amendment No. 5 shall become effective as of the date on which each of the following conditions have been satisfied, as determined by Administrative Agent in its sole discretion:
(a)this Amendment shall have been duly executed by each party hereto;
(b)Borrowers shall have delivered, in form and substance satisfactory to Administrative Agent, the Budget to Administrative Agent;
(c)Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Fourth Amendment to Term Loan Credit Agreement and Waiver, duly authorized, executed and delivered by Term Loan Agent, Term Loan Lenders, Borrowers and Guarantors;
(d)Administrative Agent shall have received, in form and substance satisfactory to it, an executed copy of the Early Termination Fee Letter, duly authorized, executed and delivered by Borrowers;
(e)Administrative Agent shall have received, in form and substance satisfactory to it, an amendment to the Intercreditor Agreement, duly executed and delivered by the Term Loan Agent and the Loan Parties; and
(f)as of the date of this Amendment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

14.Post Closing Covenants.

(a)Not later than ten (10) days after the Amendment No. 5 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent (i) shall have received Uniform Commercial Code searches reasonably satisfactory to the Administrative Agent (in each case dated as of a date reasonably satisfactory to the Administrative Agent) or (ii) shall be entitled to order such Uniform Commercial Code searches at the expense of the Loan Parties.
(b)Not later than ten (10) days after the Amendment No. 5 Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), the Administrative Agent (i) shall have received certificates of good standing demonstrating that each Loan Party is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect or (ii) shall be entitled to order such certificates of good standing at the expense of the Loan Parties.
15.Release.
(a)In consideration of the agreements of Administrative Agent and Lenders contained herein, and the continued making of the loans, advances and other accommodations by Lenders to Borrowers pursuant to the Credit Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby, jointly and severally, absolutely, unconditionally and irrevocably releases, remises and forever discharges Administrative Agent, LC Issuer and each Lender, and its and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, agents and other representatives and their respective successors and assigns (Administrative Agent, LC Issuer, Lenders and all such other parties being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set-off, demands and liabilities whatsoever (individually, a “Claim” and collectively, “Claims”) of every name and nature, known or unknown, suspected or unsuspected, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives and their respective successors and assigns may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any nature, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, for or on account of, or in relation to, or in any way in connection with the Credit Agreement, as amended and supplemented through the date hereof, and the other Loan Documents.
(b)Each Loan Party acknowledges and agrees that the release set forth above may be pleaded as a full and complete defense and may be used as a basis for an injunction against any action, suit or other proceeding which may be instituted, prosecuted or attempted in breach of the provisions of such release.
(c)Each Loan Party agrees that no fact, event, circumstance, evidence or transaction which could now be asserted or which may hereafter be discovered shall affect in any manner the final and unconditional nature of the release set forth above.

(d)Each Loan Party represents and warrants that each such Person is the sole and lawful owner of all right, title and interest in and to all of the claims released hereby and each such Person has not heretofore voluntarily, by operation of law or otherwise, assigned or transferred or purported to assign or transfer to any person any such claim or any portion thereof.
(e)Nothing contained herein shall constitute an admission of liability with respect to any Claim on the part of any Releasee.
(f)Each Loan Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, jointly and severally, covenants and agrees with each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any Claim released, remised and discharged by any Loan Party pursuant to Section [13](a) hereof. If any Loan Party violates the foregoing covenant, Borrowers, jointly and severally agree to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all attorneys’ fees and costs incurred by any Releasee as a result of such violation.
16.Effect of this Amendment. Except as expressly set forth herein, no other consents, amendments, changes or modifications to the Loan Documents are intended or implied hereby, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof and Borrowers and the other Loan Parties shall not be entitled to any other or further consent by virtue of the provisions of this Amendment or with respect to the subject matter of this Amendment. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control. The Credit Agreement and this Amendment shall be read and construed as one agreement.
17.Governing Law. The validity, interpretation and enforcement of this Amendment and any dispute arising out of the relationship between the parties hereto whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.
18.Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.
19.Further Assurances. Borrowers and other Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Administrative Agent to effectuate the provisions and purposes of this Amendment.
20.Entire Agreement. This Amendment and the other Loan Documents represent the entire agreement and understanding concerning the subject matter hereof and thereof among the parties hereto, and supersedes all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof and thereof, whether oral or written.
21.Headings. The headings listed herein are for convenience only and do not constitute matters to be construed in interpreting this Amendment.
22.Counterparts. This Amendment, any documents executed in connection herewith and any notices delivered under this Amendment, may be executed by means of (i) an electronic signature that complies with the federal Electronic Signatures in Global and National Commerce Act, state enactments of the

Uniform Electronic Transactions Act, or any other relevant and applicable electronic signatures law; (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Administrative Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Amendment or on any notice delivered to Administrative Agent under this Amendment. This Amendment and any notices delivered under this Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument. Delivery of an executed counterpart of a signature page of this Amendment and any notices as set forth herein will be as effective as delivery of a manually executed counterpart of the Amendment or notice.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWERS:
STEIN MART, INC

By:	/s/ James B. Brown
Name:	James B. Brown
Title	CFO

STEIN MART BUYING CORP.

By:	/s/ James B. Brown
Name:	James B. Brown
Title	Director

GUARANTORS:

STEIN MART HOLDING CORP.

By:	/s/ James B. Brown
Name:	James B. Brown
Title	Director

AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as the Administrative Agent

By:	/s/ Michael Watson
Name:	Michael Watson
Its Authorized Signatory

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as a Lender, LC Issuer and Swing Line Lender

By:	/s/ Michael Watson
Name:	Michael Watson
Its Authorized Signatory
Signature Page – Amendment No. 5
Second Amended & Restated Credit
Agreement and Waiver

Exhibit A
to
Amendment No. 5 to Second Amended and Restated Credit Agreement and Waiver

Budget
See attached.